Exhibit 10.29
THIRD AMENDMENT
TO THE
ALBEMARLE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
In accordance with Section 12.1 of the Albemarle Corporation Executive Deferred Compensation Plan, as Amended and Restated Effective January 1, 2013 (the "Plan"), the Plan is hereby amended as follows:
1.A new paragraph (d) is added to Section 3.1 of the Plan to read as follows:
"(d)    Rockwood Employees
(i)Notwithstanding any other provision of this Section 3.1, the provisions of this paragraph (d) shall apply to any employees who were employees of Rockwood Specialties Inc. or any of its affiliates as of January 12, 2015 ("Rockwood Employees") when the closing of the acquisition of Rockwood by the Company took place (the "Closing").
(ii)With respect to Rockwood Employees who became Albemarle employees as of the Closing, such Employees shall be eligible for the Plan (A) for purposes of receiving Employer allocations under Section 4.2 of the Plan, as of the Closing, and (B) for purposes of making Voluntary Compensation Deferrals under Section 4.1 of the Plan, as of January 1, 2016.
(iii)With respect to all Rockwood Employees eligible for the Plan and not covered by subparagraph (ii) of this Section 3.1(d), such Employees, once otherwise eligible for the Plan, shall become participants in the Plan as of the later of (a) January 1, 2016, or (b) the date of completion of the conversion of the Rockwood payroll to the Albemarle payroll platform.
(iv)With respect to eligibility for Voluntary Compensation Deferrals by the Rockwood Employees described in this paragraph (d), notwithstanding Section 3.1(a)(ii)(B) hereof, such eligibility shall be effective immediately upon the employees' meeting the eligibility requirements of this paragraph (d)."
2.The provisions of this Third Amendment shall be effective as of January 12, 2015.
IN WITNESS WHEREOF, the Corporation by its duly authorized officer has caused these presents to be signed this 31st day of July, 2015.
ALBEMARLE CORPORATION

By:	/s/ Susan M. Kelliher